Exhibit 10.2

July 2, 2020

Velodyne Lidar, Inc.
5521 Hellyer Ave
San Jose, California 95138

Graf Industrial Corp.
118 Vintage Park Blvd, Suite W-222
Houston, Texas 77070

Re: Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered by Graf Acquisition LLC, a Delaware limited liability company (the “Sponsor”), to Velodyne Lidar, Inc., a Delaware corporation (the “Company”), and Graf Industrial Corp., a Delaware corporation (the “Acquiror”), in accordance with that Agreement and Plan of Merger, dated as of the date hereof, by and among Acquiror, the Company and the other parties thereto (the “Merger Agreement”), and hereby amends and restates in its entirety with respect to the Sponsor that certain letter, dated October 15, 2018, from, inter alia, Sponsor to the Acquiror (the “Prior Letter Agreement”) (provided that, as set forth in Section 17, this Sponsor Agreement shall automatically terminate and revert to the Prior Letter Agreement if the Merger Agreement is validly terminated in accordance with its terms). Certain capitalized terms used herein are defined in paragraph 10 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used herein, the term “Section” shall, unless otherwise specified, refer to the specified Section of this Sponsor Agreement.

The Sponsor is currently, and as of immediately prior to the Closing will be, the record owner of 6,026,128 Founder Shares (which may be referred to herein as the “Sponsor’s Founder Shares”), which do not include the 68,000 Founder Share owned by independent directors of the Acquiror who are not party to this Sponsor Agreement, and 14,150,605 Private Placement Warrants.

In order to induce the Company and Acquiror to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor hereby agrees with the Acquiror and the Company as follows:

1.                   Voting Agreements. The Sponsor, in its capacity as an Acquiror Stockholder, agrees that, at the Special Meeting, at any other meeting of the Acquiror Stockholders (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the Acquiror Stockholders, the Sponsor shall, and shall cause any other holder of record of any of the Sponsor’s Founder Shares to:

a.	when such meeting is held, appear at such meeting or otherwise cause the Sponsor’s Founder Shares to be counted as present thereat for the purpose of establishing a quorum;

b.	vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor’s Founder Shares in favor of each of the Proposals and any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

c.	vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor’s Founder Shares against (i) any Business Combination Proposal other than with the Company, its stockholders and their respective Affiliates and Representatives and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Acquiror under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Sponsor Agreement.

2.                    No Redemption. The Sponsor agrees not to redeem any of its Founder Shares in the Offer.

3.                    No Responsibility for Acquiror Related Parties. Notwithstanding anything in this Sponsor Agreement to the contrary, (i) the Sponsor shall not be responsible for the actions of Acquiror or the Acquiror Board (or any committee thereof), any Subsidiary of Acquiror, or any officers, directors, employees or professional advisors of any of the foregoing (collectively, the “Acquiror Related Parties”), (ii) the Sponsor makes no representations or warranties with respect to the actions of any of the Acquiror Related Parties, and (iii) any breach by Acquiror of its obligations under the Merger Agreement shall not, for the avoidance of doubt, be considered a breach of this Sponsor Agreement.

4.                    Stop Transfers; Certificates. The Sponsor agrees that (a) it shall not request that the Acquiror register the Transfer (book entry or otherwise) of any of the Sponsor’s Founder Shares if such Transfer is not permitted by this Sponsor Agreement and (b) promptly following the date of this Sponsor Agreement, it shall advise the Acquiror’s transfer agent in writing that the Sponsor’s Founder Shares are subject to the restrictions set forth herein and, in connection therewith, provide such transfer agent with such information as is reasonable to ensure compliance with such restrictions.

5.                    Damages; Remedies. The Sponsor hereby agrees and acknowledges that (i) the Underwriters, the Acquiror and the Company would be irreparably injured in the event of a breach by the Sponsor of its obligations under Section 1 (Voting Agreement) or Section 7 (Transfer Restrictions) (with respect to the Underwriters, only to the extent such provisions as were contained in the Prior Letter Agreement), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach. Notwithstanding the foregoing, or anything herein to the contrary, under no circumstances shall the Acquiror or the Sponsor be liable for any costs or damages, including any special, incidental, consequential, exemplary or punitive damages, to any Person, including the Company, in respect of this Sponsor Agreement, including any breach hereof, and the Company hereby waives any claim it may have now or in the future for monetary costs or damages against the Acquiror or the Sponsor in respect of this Sponsor Agreement, including any breach hereof.

6.                    Forfeiture of Founder Shares and Private Placement Warrants. The Sponsor agrees that, immediately prior to the Effective Time, and conditioned and effective upon the Closing, 3,519,128 Founder Shares and all of the Private Placement Warrants, in each case held by the Sponsor immediately prior to the Closing, shall be automatically cancelled, for no consideration, and shall no longer be outstanding (the “Sponsor’s Equity Cancellation”). As a result of the Sponsor’s Equity Cancellation, the Sponsor shall, as of the Effective Time, be the record owner of 2,507,000 Founder Shares, of which 275,000 shares shall be deemed “Earnout Founder Shares” and shall be subject to Section 8 (Earnout Founder Shares).

7.                    Transfer Restrictions.

a.	The Sponsor agrees that it shall not Transfer any of its Founder Shares until the earlier of (i) one (1) year after the Closing and (ii) subsequent to the Closing, either (x) the achievement of a $12.00 Stock Price Level (as defined below) (provided that the applicable thirty (30) Trading Day period commences at least 150 days after the Closing) or (y) the date on which the Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Acquiror Stockholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property (such period, the “Lock-up Period”).

b.	The Sponsor agrees that it shall not Transfer any Private Placement Warrants (or any shares of Acquiror Common Stock issued or issuable upon the exercise thereof).

c.	Notwithstanding the provisions set forth in Sections 7(a) and (b), Transfers of the Founder Shares and the Private Placement Warrants (and any shares of Acquiror Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants) that are held by the Sponsor or any of its permitted transferees (that have complied with this Section 7(c)) are permitted: (i) to the Acquiror’s officers or directors, any Affiliates or family members of any of the Acquiror’s officers or directors, any members of the Sponsor, or any Affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust (the beneficiary of which is a member of such individual’s immediate family or an Affiliate of such person) or to a charitable organization; (iii) in the case of an individual, by virtue of Laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the Laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; and/or (vi) in the event of the Acquiror’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Acquiror Stockholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property subsequent to the Closing (including the entry into an agreement in connection with such liquidation, merger, share exchange, reorganization or other similar transaction); provided, however, that in the case of clauses (i) through (iv), these permitted transferees must enter into a written agreement with the Acquiror agreeing to be bound by the transfer restrictions herein.

8.	Earnout Founder Shares.

a.	Unvested Earnout Founder Shares. The Sponsor agrees that, as of the Closing, all of the Earnout Founder Shares shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in Section 8(b). The Sponsor agrees that it shall not Transfer any unvested Earnout Founder Shares prior to the date such Earnout Founder Shares become vested pursuant to Section 8(b), except to the extent permitted by Section 7(c).

b.	Vesting; Forfeiture. 100% of the unvested Earnout Founder Shares owned by the Sponsor as of the Closing shall vest at such time as a $15.00 Stock Price Level is achieved on or before the date that is six (6) months after the Closing Date. For the avoidance of doubt, if a $15.00 Stock Price Level is not achieved on or prior to the date that is six (6) months after the Closing Date, the Earnout Founder Shares shall not vest and shall be automatically cancelled for no consideration. For clarity, the applicable Trading Day period for such Stock Price Level shall commence on the date hereof.

c.	Stock Price Level. For purposes of this Sponsor Agreement, the applicable “Stock Price Level” will be considered achieved only when the closing price of Acquiror Common Stock on the NYSE is greater than or equal to the applicable threshold for any twenty (20) Trading Days within any thirty (30) Trading Day period. The Stock Price Levels will be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Acquiror Common Stock after the date of the Merger Agreement.

9.                    Fees; Loan Repayments. Except as disclosed in the Prospectus, neither the Sponsor nor any Affiliate of the Sponsor, nor any director or officer of the Acquiror, shall receive from the Acquiror any finder’s fee, reimbursement, consulting fee, non-cash payments, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of the Acquiror’s initial Business Combination (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Merger), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the consummation of the Merger: (a) repayment of a loan and advances of up to an aggregate of $150,000 made to the Acquiror by the Sponsor; (b) reimbursement to an Affiliate of the Sponsor for certain office space, utilities and secretarial and administrative support as may be reasonably required by the Company for a total of up to $5,000 per month; (c) reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination; and (d) repayment of loans, if any, and on such terms as to be determined by the Acquiror from time to time, made by the Sponsor or any of the Acquiror’s officers or directors to finance transaction costs in connection with an intended initial Business Combination (including, for the avoidance of doubt, loans made by the Sponsor to the Acquiror to fund costs and expenses required in connection with the Merger and the other transactions contemplated by the Merger Agreement). Up to $1,500,000 of such loans may be convertible, at the option of the Sponsor or such other lender, into warrants at a price of $0.75 per warrant (such warrants, the “Working Capital Warrants”). The Working Capital Warrants (if any) would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period; provided that, for the avoidance of doubt, the Working Capital Warrants (if any) shall not be forfeited or otherwise cancelled in connection with the Closing.

10.                 Certain Defined Terms: As used herein, (i) “Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Exchange Act; (ii) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Acquiror and one or more businesses; (iii) “Founder Shares” shall mean the 6,468,750 shares of Acquiror Common Stock initially issued to the Sponsor (up to 843,750 shares of which were subject to complete or partial forfeiture by the Sponsor if the over-allotment option was not exercised by the Underwriters) for an aggregate purchase price of $25,000, or $0.004 per share, prior to the consummation of the Public Offering; (iv) “Private Placement Warrants” shall mean the 14,150,605 warrants to purchase 10,612,953.75 shares of Acquiror Common Stock underlying the Units that the Sponsor purchased simultaneously with the consummation of the Public Offering; (v) “Prospectus” shall mean the registration statement on Form S-1 and prospectus filed by Acquiror with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Public Offering; (vi) “Public Offering” shall mean the underwritten initial public offering of 25,875,000 of Acquiror’s units (including up to 3,375,000 units that were available to be purchased to cover over-allotments, if any) (the “Units”), each comprised of one share of Acquiror Common Stock and one redeemable warrant; (vii) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering was deposited; (viii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); and (ix) “Underwriter” shall have the meaning ascribed to such term in the Prior Letter Agreement.

11.                 Entire Agreement; Amendment. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, with respect to the Sponsor, the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

12.                 Assignment. No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, the Acquiror and the Company and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

13.                 Counterparts. This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

14.                  Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15.                  Governing Law; Jurisdiction; Jury Trial Waiver. This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby shall be brought in the federal or state courts located in New York City in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 15. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.                  Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.02 of the Merger Agreement to the applicable party at its principal place of business.

17.                  Termination. This Sponsor Agreement shall terminate on the expiration of the Lock-up Period; provided, however, that if the Merger Agreement is validly terminated in accordance with the terms thereof, this Sponsor Agreement shall automatically terminate and be of no force and effect and, with respect to the Sponsor, shall revert to the Prior Letter Agreement (it being understood that, for the avoidance of doubt, the Company shall have no rights, interests or obligations hereunder (or under the Prior Letter Agreement) following such reversion). No such termination or reversion shall relieve the Sponsor, the Acquiror or the Company from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

18.                  Sponsor Representations: The Sponsor represents and warrants to the Acquiror and the Company, as of the date hereof, that:

a.	it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

b.	it has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement;

c.	it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor;

d.	this Sponsor Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

e.	the execution and delivery of this Sponsor Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement;

f.	there are no Actions pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement;

g.	except for fees described on Schedule 5.09 of the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Merger Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon arrangements made by the Sponsor or, to the knowledge of the Sponsor, by the Acquiror or the Merger Sub;

h.	the Sponsor has had the opportunity to read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors;

i.	the Sponsor has not entered into, and shall not enter into, any agreement that would prevent the Sponsor from performing any of its obligations hereunder;

j.	the Sponsor has good title to the Sponsor’s Founder Shares and Private Placement Warrants, free and clear of any Liens other than Permitted Liens, and the Sponsor has the sole power to vote or cause to be voted such Founder Shares and Private Placement Warrants; and

k.	the Sponsor’s Founder Shares and the Private Placement Warrants identified in the 2nd paragraph of this Sponsor Agreement are the only Founder Shares and Private Placement Warrants, respectively, owned of record or Beneficially Owned by the Sponsor as of the date hereof, and none of such Founder Shares or Private Placement Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants that is inconsistent with the Sponsor’s obligations pursuant to this Sponsor Agreement.

19.                  Adjustment for Stock Split. If, and as often as, there are any changes in the Acquiror, the Founder Shares (including any Earnout Founder Shares) or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Sponsor, the Acquiror, the Company, the Founder Shares and Private Placement Warrants, each as so changed. For avoidance of doubt, such equitable adjustment shall be made to the Stock Price Level targets set forth in Section 7(a) and Section 8(c).

20.                 No Claims Against the Trust Account. Section 6.05 of the Merger Agreement is hereby incorporated into this Sponsor Agreement, mutatis mutandis.

21.                 Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[signature page follows]

Sincerely,

GRAF ACQUISITION LLC

		By:	/s/ James A. Graf
Name: James A. Graf
Title: Managing Member

Acknowledged and Agreed:

GRAF INDUSTRIAL CORP.

By:	/s/ James A. Graf
Name: James A. Graf
Title: Chief Executive Officer

Acknowledged and Agreed:

VELODYNE LIDAR, INC.

By:	/s/ Anand Gopalan
Name: Anand Gopalan
Title: Chief Executive Officer

[Signature Page to Sponsor Agreement]